EXHIBIT 3.1

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF ANTRIABIO, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, AntriaBio, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.      Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 15,000,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.      Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Stock (as defined herein).

3.      Dividends.

(a)       From and after the date of the issuance of any shares of Series A Preferred Stock (which may be issued from time to time on one or more days), the holders of Series A Preferred Stock shall be entitled to receive on the last day of March, June, September and December of each fiscal year of the Corporation beginning December 31, 2015 dividends per share equal to 6.0% per annum of the Series A Original Issue Price (as herein defined), compounded quarterly (the “Accruing Dividends”).  The Accruing Dividends shall be cumulative and shall accrue on a daily basis whether or not declared and whether or not in any fiscal year there are funds legally available for the payment of the Accruing Dividends in such fiscal year, so that if in any fiscal year(s) or part of a fiscal year, Accruing Dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid Accruing Dividends shall accumulate.  All Accruing Dividends declared upon the Series A Preferred Stock shall be declared pro rata per share and shall be payable in shares of Series A Preferred Stock.  For purposes hereof, the term “Series A Original Issue Price” shall mean $1.95 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series A Preferred Stock.

(b)       For so long as the Series A Preferred Stock remains outstanding, the Corporation shall not declare, set apart or pay any dividend, whether in cash or other property (other than dividends payable in shares of Junior Stock), upon any common stock of the Corporation (the “Common Stock”) or any other stock ranking with respect to dividends or on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock.

4.      Liquidation.

(a)       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the foregoing events, together with those specified in Section 4(c), being referred to as the “Liquidating Events”, and each individually as a “Liquidating Event”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidating Event, and before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount in cash equal to the sum of (A) the Series A Original Issue Price and (B) any Accruing Dividends accrued but unpaid thereon (whether or not declared), together with any other dividends declared but unpaid thereon (such per share amount, the “Series A Liquidation Amount”).  If upon any such Liquidating Event the remaining assets of the Corporation available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)       After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and any other series of Preferred Stock ranking prior and in preference to the Common Stock upon a Liquidating Event, the holders of the Junior Stock then outstanding and the holders of Series A Preferred Stock (on an as-converted basis) shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, according to liquidation preferences applicable to such Junior Stock.

(c)       Notwithstanding Section 4(a), holders of shares of Series A Preferred Stock shall have the option to convert their shares of Series A Preferred Stock based on the existing Conversion Rate (as defined herein) prior to a Deemed Liquidation Event (as defined herein) in the event such conversion would yield a larger liquidation preference than the Series A Liquidation Amount.

(d)       For purposes of this Section 4, in addition to the Liquidating Events described in Section 4(a) above, each of the following transactions (each, a “Deemed Liquidation Event”) shall be deemed to be a Liquidating Event unless such deemed characterization is waived in accordance with Section 10:

(i)
a merger, consolidation or share exchange in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party, and the Corporation issues shares of its capital stock or other securities pursuant to such merger or consolidation, other than any merger or consolidation involving the Corporation or a direct or indirect subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power and liquidation distributions, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (each sometimes referred to herein as a “Party” or “Person”) or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting; or

(ii)
the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to (A) a direct or indirect wholly owned subsidiary of the Corporation or (B) an entity that is majority owned (by voting power or liquidation distributions) immediately following such sale, lease, transfer, exclusive license or other disposition by the holders of shares of capital stock of the Corporation outstanding immediately prior to such sale, lease, transfer exclusive license or other disposition that represent, or are convertible into or exchangeable for shares of capital stock or other equity securities of the Corporation that represent, at least a majority (by voting power or liquidation distributions) of the capital stock or other equity securities of the Corporation.

(e)       Notwithstanding anything to the contrary in this Certificate of Designations, the Corporation is required to pay the Series A Liquidation Amount upon a Deemed Liquidation Event unless:

(i)	the holders of a majority of the then outstanding Series A Preferred Stock elect otherwise; or

(ii)
the potential proceeds to the holder of the Series A Preferred Stock (determined on the overall value of the transaction, including milestones, earn-outs and the like) in any such a transaction would exceed three times (3x) the Series A Conversion Price (as defined herein.

5.      Conversion.

5.1        Optional Conversion.

(a)       Each share of Series A Preferred Stock may be converted at any time and without the payment of additional consideration by the holder thereof, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Series A Original Issue Price by the Conversion Price in effect at the time of conversion (the “Conversion Rate”); provided, that the right of conversion shall terminate at the close of business on the full business day immediately preceding the date fixed for the redemption of the Series A Preferred Stock under Section 8 or the date a Liquidating Event occurs, unless the Corporation fails to satisfy its redemption obligations on such date or such Liquidating Event does not occur on such date, in which case such conversion rights shall remain in effect.  The initial conversion price, subject to adjustment as provided herein, is equal to $1.95 (the “Conversion Price”).  Accordingly, the initial Conversion Rate for the Series A Preferred Stock shall be one share of Common Stock for each one share of Series A Preferred Stock surrendered for conversion.  The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

(b)       The Corporation shall not issue fractional shares of Common Stock upon conversion of Series A Preferred Stock.  If any fraction of a share of Common Stock would be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof round up to the next whole share of Common Stock.

(c)       In order to exercise the conversion privilege, the holder of any Series A Preferred Stock to be converted shall surrender his, her or its certificate(s) therefor (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series A Preferred Stock represented by such certificate(s), or any number thereof.  Such notice shall also state the name(s) (with address) in which the certificate(s) for shares of Common Stock issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of Common Stock upon conversion thereof.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing.  The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificate(s) (or lost certificate affidavit and agreement) and notice shall be the conversion date, and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (ii) if less than all shares of Series A Preferred Stock represented by the certificate(s) so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Stock not converted.

(d)        The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(e)       All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

5.2        Mandatory Conversion

(a)       Upon the occurrence of , (i) the vote or consent of the holders of two-thirds of the voting power of the then outstanding Series A Preferred Stock to convert, (ii) the Corporation’s successful listing on the NASDAQ Stock Market or the NYSE MKT, provided, that, the Corporation’s Common Stock trades for at least thirty (30) consecutive trading days at an average daily price of at least 155% of the then-existing Conversion Rate  or (iii) the completion of an underwritten public offering with a public offering price equal to at least 155% of the Conversion Rate with gross proceeds to the Corporation of at least $15,000,000 (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (A) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (B) such shares may not be reissued by the Corporation.

(b)       All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5.2.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate(s) for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to 5.2 (a), including the rights, if any, to receive the Accruing Dividend, notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder(s) thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate(s) of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this 5.2 (b).  As soon as practicable after the Mandatory Conversion Time and the surrender of certificate(s) (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6.      Anti-Dilution Provisions.

6.1        Special Definitions.  For purposes of this Section 6 of this Certificate of Designations, the following definitions shall apply:

(a)       “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6.3 below, deemed to be issued) by the Corporation after  the Series A Original Issue Date, other than (1) the following shares of Common Stock, (2) Options or Convertible Securities issued on or before the Series A Original Issue Date and shares of Common Stock issued pursuant to such Options and Convertible Securities, and (3) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(ii)	shares of Common Stock issued on the conversion of any Convertible Security or Option existing as of the date of the initial closing of the offering to issue Series A Preferred Stock;

(iii)	shares of Common Stock issuable upon a stock split, stock dividend or any subdivision of shares of Common Stock;

(iv)
shares of Common Stock, Options or Convertible Securities issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any equity incentive plan approved by the Board;

(v)
shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(vi)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(vii)
shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board; and

(viii)
shares of Common Stock, Options or Convertible Securities issued pursuant to an acquisition of another corporation by the Company  by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board.

Notwithstanding the foregoing, the securities issued or issuable under clauses (v) through (viii) above may not in the aggregate cumulatively exceed more than ten percent (10%) of the outstanding Common Stock of the Corporation on a fully diluted basis.

(b)       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)       “Series A Original Issue Date” shall mean November 19, 2015.

6.2        No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

6.3        Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, are revised as a result of an amendment to such terms or any other adjustment (including an accreting dividend or liquidation preference that adjusts the applicable conversion rate or number of shares issuable pursuant to such Option or Convertible Security) pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (A) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (B) the adjusted Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)       If the terms of any Option or Convertible Security (excluding Options which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4 (either because the consideration per share (determined pursuant to Section 6.5)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted

(either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (i) and (ii) of this Section 6.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

6.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(ii)	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of any Options immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) immediately prior to such issue (assuming exercise of any outstanding Options therefor));

(iv)	“B” shall mean the aggregate consideration received by the Corporation with respect to the new issued divided by CP1; and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

6.5        Determination of Consideration.  For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)       Cash and Property.  Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)       Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)
the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6.6        Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.7        Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.8        Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

6.9        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

6.10        Adjustment for Merger or Reorganization, etc.  Subject to, and without limiting, the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 6 or a Liquidating Event), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.  For the avoidance of doubt, nothing in this Section 6.10 shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Delaware General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 6.10 be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

6.11        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable (but in any event not later than ten days (10 days)) thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten days (10 days) thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

6.12        Notice of Record Date.  In the event the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidating Event or a Deemed Liquidation Event; or of the voluntary or involuntary dissolution, liquidation or winding-

up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.  Such notice shall be sent as promptly as practicable and in any event at least ten days (10 days) prior to the record date or effective date for the event specified in such notice.

7.      Voting.

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible pursuant to this Certificate of Designations as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

8.      Redemption.

8.1        General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Series A Original Issue Price per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after ten (10) years from the Series A Original Issue Date, from the holders of at least 55% of the then outstanding shares of Series A Preferred Stock, of written notice requesting redemption of all shares of Series A Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of each such installment shall be referred to as a “Redemption Date.”  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies.  If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

8.2        Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)       the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)       the Redemption Date and the Redemption Price;

(c)       the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.1); and

(d)       for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

8.3        Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

8.4        Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such  certificate or certificates therefor.

8.5        Redeemed or Otherwise Acquired Shares.  Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

9.      Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

10.      Amendment and Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock and obligations of the Corporation set forth herein may be waived or amended on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this December 7, 2015.
ANTRIABIO, INC.
By: /s/ Nevan Elam Name: Nevan Elam Title: Chief Executive Officer